Exhibit 2.4

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 26th day of September, 2019, by and between Timber Real Estate Holdings, LLC, a Delaware limited liability company (“Seller”), and VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership, previously incorrectly identified as VineBrook Operating Partnership, L.P. (“Purchaser”).

RECITALS:

A. Seller and Purchaser are parties to that Purchase and Sale Agreement dated as of August 16, 2019, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 10, 2019 (collectively, the “Agreement”) for the purchase and sale of the properties described therein.

B. Purchaser and Seller desire to modify the terms of the Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals; Definitions. The foregoing recitals are incorporated herein. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Agreement.

2. Name of Purchaser. Due to a scrivener’s error, Purchaser’s name is incorrectly stated in the Agreement as “VineBrook Operating Partnership, L.P.”. All references in the Agreement to Purchaser shall mean “VineBrook Homes Operating Partnership, L.P.”

3. Purchase Price. The Purchase Price set forth in Section 1(b) of the Agreement is hereby reduced to $73,001,984.17.

4. Defective Property Removed. Seller and Purchaser hereby agree that the Property listed on Exhibit B attached hereto shall be removed from this transaction.

5. Properties in Construction. To the extent that any Property listed on Exhibit A attached hereto will not be in “rent-ready condition” as of the Closing, Seller hereby agrees and acknowledges that Seller shall be responsible for any and all costs associated with getting each such Property that is not in “rent-ready condition” as of the Closing in “rent-ready condition” post-Closing. For purposes of this Amendment, “rent-ready condition” shall have the meaning customarily adhered to by Seller in the ordinary course of its business. For the avoidance of doubt, Properties that are rented or occupied as of the Closing will be deemed to be in “rent-ready condition” as of the Closing.

6. Credit at Closing. Purchaser shall receive a credit at Closing in the amount of $11,128.55 for construction on the Properties listed on Exhibit C attached hereto.

7. Third-Party Property Management Agreements. Notwithstanding anything to the contrary in the Agreement, Seller shall not terminate any third-party property management agreements currently in effect prior to Closing.

8. No Further Amendment. Except as expressly set forth herein, the Agreement remains unmodified and in full force and effect. To the extent of any inconsistency between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment shall control.

9. Miscellaneous. This Amendment may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument. Each party has the right to rely upon a facsimile or e-mail counterpart of this Amendment signed by the other party to the same extent as if such party received an original counterpart. This Amendment shall extend to, be binding upon and inure to the benefit of the respective heirs, devisees, legal representatives, successors, permitted assigns and beneficiaries of the parties hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date set forth above.

SELLER:

TIMBER REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/Alan True
Name:	Alan True
Title:	Authorized Signatory

PURCHASER:

VINEBROOK HOMES OPERATING PARTERNSHIP, L.P., a Delaware limited partnership

By:	/s/ Brian Mitts
Name:	Brian Mitts
Its:	Authorized Signatory

PURCHASER:

VINEBROOK HOMES OPERATING PARTERNSHIP, L.P., a Delaware limited partnership

By:	/s/Dana Sprong
Name:	Dana Sprong
Its:	Authorized Signatory

Exhibit A

Properties

[Omitted]

Exhibit B

Defective Property Removed

[Omitted]

Exhibit C

Credit at Closing

[Omitted]